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                                                                    Exhibit 11

                           STATER BROS. HOLDINGS INC.
                    CALCULATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)
          (IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)



                                                           13 Weeks Ended
                                                     ---------------------------
                                                     Dec. 29,           Dec. 28,
                                                       1996               1997
                                                     --------           --------

Net income                                           $  4,195           $  1,373
Less:  Preferred dividends                             (1,816)              --
                                                     --------           --------

Net income available to common shareholders          $  2,379           $  1,373
                                                     ========           ========

Earnings per common share                            $  47.58           $  27.46
                                                     ========           ========

Average common shares outstanding                      50,000             50,000
                                                     ========           ========

Common Shares outstanding at end of period             50,000             50,000
                                                     ========           ========

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